Exhibit 99.3

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

NOVEMBER 1, 2005

CONTACTS:

JEFFREY L. MOBLEY, CFA VICE PRESIDENT- INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRIVATE OFFERING

OF $600 MILLION SENIOR CONTINGENT CONVERTIBLE NOTES

OKLAHOMA CITY, OKLAHOMA, NOVEMBER 1, 2005 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it is commencing a private placement offering to eligible purchasers of $600 million of a new issue of senior unsecured contingent convertible notes due 2035. The notes will be convertible, under certain circumstances, using a net share settlement process, into a combination of cash and Chesapeake common stock. In general, upon conversion of a note, the holder of such note will receive cash equal to the principal amount of the note and common stock for the note’s conversion value in excess of such principal amount. The notes are expected to be eligible for resale under Rule 144A. The private offering, which is subject to market and other conditions, will be made only to qualified institutional buyers.

Chesapeake intends to use the net proceeds from the offering, together with proceeds from concurrent private offerings of senior notes and cumulative convertible preferred stock, to partially fund its recently announced acquisition of Columbia Natural Resources, LLC for $2.2 billion in cash.

The company also intends to grant a 13-day over-allotment option to the initial purchasers to purchase a maximum of $90 million in additional senior unsecured contingent convertible notes to cover any over-allotments in the offering.

The new notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the new notes.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Pro forma for its acquisition of Columbia Natural Resources, LLC and its affiliates, Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and, most recently, the Appalachian Basin regions of the United States.